Exhibit 10.23

Shire International GmbH Zählerweg 10 CH-6300, Zug Switzerland Tel: +41 (0) 41 288 40 00 Fax: +41 (0) 41 288 40 05 shire.com

19 November 2017
CONFIDENTIAL
Thomas Dittrich

Dear Thomas,

I am delighted to offer you a position with Shire International GmbH (“the Company”) on the following terms.
Position
You will be employed by the Company as the Chief Financial Officer, reporting to me. Your place of work will be at the Company’s offices located in Zug, Switzerland. However, you may be required to relocate permanently to work in the United States and, if requested by Shire, you agree to relocate by but not before 1 August 2019, (unless your right to work in the United States is delayed due to circumstances beyond your control) and enter into a US contract with Shire.
You will be required in the performance of your duties to travel to such places in Switzerland or abroad, including the United States, as business may require.
Remuneration policy
As a director of Shire plc, all the remuneration terms of your contract, are subject to the terms of the directors’ remuneration policy of Shire plc and no payment may be made or benefit awarded to you which is not permitted by the directors’ remuneration policy in force at the relevant time. We enclose a copy of Shire plc’s current directors’ remuneration policy as at the date of this letter.
Base Salary
Your annual base salary will be CHF 750,000. Your base salary is inclusive of any directors’ fees and will be subject to applicable tax withholdings and other payroll deductions. Your base salary will be reviewed annually. All amounts in this letter are denominated in Swiss francs.

Exhibit 10.23

Annual Incentive Plan
Subject to the terms of Shire’s annual incentive plan in effect from time to time (“Incentive Plan”), you will be eligible to earn a target incentive award of 80% of your base salary during the applicable period. Any additional bonus (either annual or for any other period) shall be at the sole discretion of the Company and subject to a maximum of 160% of your base salary. Payments under the Incentive Plan are delivered in a combination of cash (75%) and restricted stock units (25%) which will vest on the third anniversary of the date of grant.

Generally, with respect to any plan year, eligible employees starting on or before the first Monday in October of such plan year are eligible to participate in the Incentive Plan with respect to such plan year, provided that any bonus earned will be prorated based upon their date of hire.
You will be eligible to earn a pro-rated incentive award under the Incentive Plan as described above in respect of 2018.
Annual Equity Award

Subject to the terms of Shire’s long-term incentive plan in effect from time to time, you may be eligible to receive an equity grant each year. The intention is that the expected value of your annual equity grant would be within a range of 250% of base salary. The actual award amounts under this program are based on position level, geography, individual employee performance and business need. All decisions regarding awards, including whether an award is granted, and the amount, structure, form and timing of any award shall lie within Shire’s sole discretion. The award will normally vest after three years, subject to continued employment and the achievement of performance conditions. There will also be an additional two year holding period post vesting.
Awards are typically made in the first quarter of each year in conjunction with Shire’s annual performance review process for the previous fiscal year. If your employment commences prior to 1 May 2018, your 2018 grant will be made following approval of the new Remuneration Policy at the April annual general shareholder meeting with the grant date on or around 1 May 2018 (in conjunction with other executive officers). If your employment commences after 30 April 2018, your 2018 grant will be made as soon as is practicably possible following your start date. Under that policy 100% of the awards will be made in the form of Performance Share Units. In the unlikely event that the new policy is not approved by shareholders, grants will be made under the existing policy and will take the form of a mixture of Performance Share Units and Stock Appreciation Rights.
Buy-out awards
You will be compensated for the incentive awards forfeited on leaving your current employer. Details are set out in the attached letter.
Shareholding guidelines
Consistent with best practice, Shire operates shareholding guidelines for executive directors. Under the new Remuneration Policy, the proposed guideline for the CFO role is 300% of base salary which must be achieved over a five year time period. A copy of the guidelines will be provided to you upon joining.
Car Allowance
You will be eligible to receive a car allowance in the amount of CHF 14,400 (gross) per annum. The car allowance is paid with your monthly paycheck.

Exhibit 10.23

Pension Benefits
You will be eligible for employer-paid contributions to Shire’s Swiss pension plan. A summary of benefits is available in the Shire Benefits Brochure and further detailed in the official plan rules from time to time.

General Benefits
You will also be eligible to participate in Shire's employee benefit programs in accordance with the terms and conditions of each plan, as may be amended by Shire from time to time, at Shire's discretion. Benefits currently include, but are not limited to, accident and sick-pay insurances. You will also be provided with a monthly allowance in order to purchase private medical insurance.
You will be entitled to 25 days paid holiday each calendar year (in addition to statutory and customary holidays recognised by the Company), pro-rated in your first and last years of employment.
As an executive director, you will be indemnified under the terms of Shire’s standard deed of indemnity, a copy of which will be provided to you.
Other Important Items
This offer assumes a mutually agreed upon start date which shall be no later than 1 June 2018, but which both parties will work to come to a mutually agreeable start date that is as soon as reasonably possible upon your departure from Sulzer. In the event that your employment does not commence by 1 June 2018, this offer of employment will be revoked automatically and without further notice.
Your employment with the Company will be governed by the terms of the enclosed employment agreement, which you are required to execute prior to commencing employment. The terms of this offer letter are qualified in their entirety by the terms of such employment agreement, and in the event of a conflict between the terms of this offer letter and the terms of such employment agreement, the terms of such employment agreement will control.
You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.
Please confirm your acceptance of this offer by signing and returning all required documents to Joanne Cordeiro, Head of Human Resources. Your employment with the Company is contingent upon you agreeing to and signing the document and upon receipt of satisfactory employment references and verification of background information. Please note should any of these prove to be unsatisfactory, we reserve the right to withdraw your offer of employment, or terminate employment if this has already commenced.
Thomas, I am pleased to have you join Shire at this exciting time for us. Your knowledge, experience and dedication will be an asset to our business and to our people. I look forward to working with you.
Regards,
/s/ Dr. Flemming Ornskov

Flemming Ornskov, MD
Chief Executive Officer, Shire plc
I accept the offer of employment set forth above.

Exhibit 10.23

/s/ Thomas Dittrich
Thomas Dittrich

Date: